Filed pursuant to Rule 433

Registration Statement No. 333-180300-03

June 12, 2013

Credit Suisse AG (“Credit Suisse”) has filed a registration statement (including prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering of the ETNs. Before you invest, you should read the applicable pricing supplement, the Prospectus Supplement dated March 23, 2012, and the Prospectus dated March 23, 2012, to understand fully the terms of the ETNs and other considerations that are important in making a decision about investing in the ETNs. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Credit Suisse, any agent or dealer participating in an offering will arrange to send you the applicable pricing supplement, prospectus supplement and prospectus if you so request by calling toll-free 1 (800) 221-1037.


CSCB - Credit Suisse Commodity Benchmark ETN

The Credit Suisse Commodity Benchmark ETNs are linked to the Credit Suisse Commodity Benchmark Total Return Index (the "Index"). The Index is designed to provide monthly rebalanced, long-only diversified exposure to commodities through notional investments in rolling futures contracts on physical commodities. The ETNs do not guarantee any return of principal. Any payment on the ETNs is subject to our ability to pay our obligations as they become due.

CSCB Related Information

- CSCB Factsheet
- CSCB Prospectus

Overview | Charts | Statistics | Correlations | FAQs

Product Data (as of 11 Jun 2013)

Closing Price:	$20.00
ETNs Outstanding:	1,250,000
Market Capitalization*:	$25,000,000

* Market Capitalization = Closing Price x ETNs Outstanding

Market Data (as of 11 Jun 2013)

Closing Price:	$20.00	High (Daily):	$20.00
Net Change (Daily):	$0.00	Low (Daily):	$20.00
% Change (Daily):	0.00%	Volume:	0
		20-Day Volume Average:	0

Profile

Primary Exchange:	NYSE Arca	Annual Investor Fee:	0.65%
ETN Ticker:	CSCB	Underlying Credit Suisse Commodity Benchmark Total Return Index Ticker:	CSIXTR
Bloomberg ETN Keystroke:	CSCB<EQUITY><GO>	CUSIP:	22542D472
Inception Date:	11 Jun 2013	Maturity Date:	15 Jun 2033

Returns (as of 11 Jun 2013)

	1 mo.	3 mo.	6 mo.	YTD	1 Yr.	Since Note Incept.
CSCB	N/A	N/A	N/A	0.00%	N/A	0.00%
CSIXTR	-0.79%	-3.98%	-2.82%	-3.91%	7.52%	0.00%

*Historical performance data is not indicative of future performance of the Credit Suisse Commodity Benchmark Total Return Index or of what the value of the ETNs may be. The ETN includes 0.65% p.a. annual investor fee.

Print

Overview | Charts | Statistics | Correlations | FAQs

Performance Chart (CSIXTR):

Performance Periods: 1 Month

Performance of the Credit Suisse Commodity Benchmark Total Return Index



5740
5720
5700
5680
5660
5640
5620
Closing Level
13 May 2013
20 May 2013
27 May 2013
03 Jun 2013
10 Jun 2013
Date (Source: Bloomberg)

The above chart sets forth the actual historical performance of the Credit Suisse Commodity Benchmark Total Return Index for the period indicated above. Historical performance is not indicative of future performance of the Index or of what the value of the ETNs may be. Any historical upward or downward trend in the level of the Index during any period set forth above is not any indication that the Index is more or less likely to increase or decrease at any time over the term of the ETNs.

Rebased for comparison purposes:

Performance Periods: 1 Month

Performance comparison



101
100
100
99
99
Closing Level
13 May 2013
20 May 2013
27 May 2013
03 Jun 2013
10 Jun 2013
Date (Source: Bloomberg)
Credit Suisse Commodity Benchmark Total Return Index
Dow Jones-UBS Total Return Index

The above chart compares the historical performance of the Credit Suisse Commodity Benchmark Total Return Index and the Dow Jones-UBS Total Return Index for the period indicated above. We obtained all closing levels of the Dow Jones-UBS Total Return Index from Bloomberg, without independent verification. Historical performance is not indicative of future performance for either of the indices.

Print

Accessibility

Overview | Charts | Statistics | Correlations | FAQs

Statistics (May 31, 2012 - May 31, 2013)

	Credit Suisse Commodity Benchmark Total Return Index	Dow Jones-UBS Total Return Index (TRI)†
Average Month	0.74%	0.36%
Best Month	5.53%	6.47%
Worst Month	-4.28%	-4.09%
One Year Total Return	4.75%	1.84%
Annualized Standard Deviation	14.63%	13.00%
Sharpe Ratio	0.31	0.13

The above data was generated using the actual historical performance of the index from (May 31, 2012 - May 31, 2013). Historical performance is not indicative of future performance of the index or of what the value of the ETNs may be. Any historical upward or downward trend in the level of the index during any period set forth above is not any indication that the index is more or less likely to increase or decrease at any time over the term of the ETNs.

† Dow Jones-UBS Total Return Index referred to above is a total return index with the ticker DJUBSTR.

Print

Accessibility

Correlation of various indices to the Credit Suisse Commodity Benchmark Total Return Index using monthly returns (May 31, 2012 - May 31, 2013)

Barclays Capital U.S. Aggregate Index (TRI)	MSCI Total Return EAFE® Index	S&P 500® Index (TRI)	TOPIX Index
-0.354	0.7504252	0.7803275	0.3033389

The above data was generated using the actual historical performance of the Index from May 31, 2012 - May 31, 2013. Historical performance is not indicative of future performance of the Index or of what the value of the ETNs may be. Any historical upward or downward trend in the level of the Index during any period set forth above is not any indication that the Index is more or less likely to increase or decrease at any time over the term of the ETNs.

† S&P 500® and MSCI Daily Total Return EAFE® Index referred to above are both total return indices, and the relevant tickers are SPTR and NDDUEAFE, respectively.

The following is a summary of frequently asked questions relating to the terms of the Credit Suisse Commodity Benchmark Exchange Traded Notes linked to the performance of the Credit Suisse Commodity Benchmark Total Return Index (the "CSCB ETNs"). We urge you to read the following information, together with the other information (including information relating to risks associated with an investment in the CSCB ETNS in the applicable pricing supplement and the accompanying prospectus supplement and prospectus before investing in the CSCB ETNs.

Unless otherwise specified or the context otherwise requires, references to "Credit Suisse", the "Issuer", "we", "us" and "our" are to Credit Suisse AG, acting through its Nassau Branch.

What are the CSCB ETNs and how do they work?

The CSCB ETNs are medium-term notes of Credit Suisse AG ("Credit Suisse"), the return on which is linked to the performance of the Credit Suisse Commodity Benchmark Total Return Index (the "Commodity Benchmark Index").

We will not pay you interest during the term of the CSCB ETNs. The CSCB ETNs do not have a minimum payment at maturity, upon early redemption or acceleration and are fully exposed to any decline in the Commodity Benchmark Index.

The denomination and stated principal amount of each ETN is $20.00. Any CSCB ETNs issued in the future may be issued at a price higher or lower than the stated principal amount, based on the most recent indicative value of the CSCB ETNs at that time. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the CSCB ETNs in the form of a global certificate, which will be held by DTC or its nominee. Direct and indirect participants in DTC will record beneficial ownership of the CSCB ETNs by individual investors. Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the CSCB ETNs through the accounts those systems maintain with DTC.

The CSCB ETNs may be subject to a split or reverse split with a corresponding adjustment to the Closing Indicative Value, the Intraday Indicative Value and the Payment at Maturity due with respect to each ETN which is subject to a split or reverse split. A split or reverse split

of the CSCB ETNs will not affect the aggregate stated principal amount of CSCB ETNs held by an investor, other than to the extent of any "partial" CSCB ETNs, but it will affect the number of CSCB ETNs an investor holds, the denominations used for trading purposes and the trading price, and may affect the liquidity, of the CSCB ETNs on the exchange.

An investment in the CSCB ETNs involves significant risks and is not appropriate for every investor. Investing in the CSCB ETNs is not equivalent to investing directly in the Commodity Benchmark Index. Accordingly, the CSCB ETNs should be purchased only by knowledgeable investors who understand the terms of the investment in the CSCB ETNs and are familiar with the behavior of the Commodity Benchmark Index and commodities and financial markets generally. Investors should consider their investment horizon as well as potential transaction costs when evaluating an investment in the CSCB ETNs and should regularly monitor their holdings of the CSCB ETNs to ensure that they remain consistent with their investment strategies.

back to top

What is the Commodity Benchmark Index and who publishes the level of the Commodity Benchmark Index?

The Credit Suisse Commodity Benchmark Total Return Index (the "Commodity Benchmark Index") is composed of notional futures contracts on physical commodities and is calculated according to the methodology of the Commodity Benchmark Index. The Commodity Benchmark Index is a monthly rebalancing, long-only diversified commodity benchmark index, weighted by world production and liquidity. Because the Commodity Benchmark Index is a total return index, it measures the hypothetical returns on an uncollateralized investment in futures contracts, plus the interest that could be earned on the funds committed to a collateralized investment in futures contracts, which generally increases the level of the Commodity Benchmark Index relative to an excess return index.

The fluctuations in the values of the Commodity Benchmark Index are intended generally to correlate with changes in the prices of physical commodities in global markets. The Commodity Benchmark Index is determined, composed and calculated by Credit Suisse International (together with any successor, "CSI") as the Calculation Agent. The Calculation Agent calculates the levels of the Commodity Benchmark Index on each Commodity Benchmark Index Business Day and publishes it on Bloomberg under ticker symbol "CSIXTR ". The Commodity Benchmark Index, or any successor index or substitute index to the Commodity Benchmark Index, may be modified, replaced or adjusted from time to time, as determined by the Calculation Agent.

The Calculation Agent may modify, replace or adjust the Commodity Benchmark Index under certain circumstances even if the Commodity Benchmark Index Sponsor continues to publish the Commodity Benchmark Index without modification, replacement or adjustment.

back to top

Will I receive interest on the CSCB ETNs?

You will not receive any interest payments on your CSCB ETNs. The CSCB ETNs are not designed for investors who are looking for periodic cash payments. Instead, the CSCB ETNs are designed for investors who are willing to forgo cash payments and, if the Commodity Benchmark Index declines or does not increase enough to offset the effect of the Daily Investor Fee as described below, are willing to lose some or all of the their principal.

back to top

How will payment at maturity, upon early redemption or acceleration be determined for the CSCB ETNs?

Unless your CSCB ETNs have been previously redeemed or accelerated, the CSCB ETNs will mature on June 15, 2033 (the "Maturity Date"), provided that the maturity of the CSCB ETNs may be extended at our option as described herein under "Specific Terms of the CSCB ETNs-Payment at Maturity."

Payment at Maturity

If your CSCB ETNs have not been previously redeemed or accelerated, at maturity you will receive a cash payment per ETN equal to the "Final Indicative Value", which will be the arithmetic average of the Closing Indicative Value on each of the immediately preceding five Trading Days to and including the Final Valuation Date (the "Final Valuation Period"), as calculated by the Calculation Agent. We refer to the amount of such payment as the "Payment at Maturity." If the Final Indicative Value is zero, the Payment at Maturity will be zero. If the scheduled Maturity Date is not a Business Day, the Maturity Date will be postponed to the first Business Day following the scheduled Maturity Date. If the scheduled Final Valuation Date is not a Trading Day, the Final Valuation Date will be postponed to the next following Trading Day, in which case the Maturity Date will be postponed to the third Business Day following the Final Valuation Date as so postponed. In addition, if a Market Disruption Event occurs or is continuing on the Final Valuation Date, the Maturity Date will be postponed until the date three Business Days following the determination of the settlement price for each Commodity Benchmark Index Component with respect to such Final Valuation Date. No interest or additional payment will accrue or be payable as a result of any postponement of the Maturity Date. Any payment on the CSCB ETNs is subject to our ability to pay our obligations as they become due.

The "Closing Indicative Value" on the Inception Date is $20.00 (the "Initial Indicative Value"). The Closing Indicative Value on each calendar day following the Inception Date will be equal to (1)(a) the Closing Indicative Value on the immediately preceding calendar day times (b) the Daily Commodity Benchmark Index Factor on such calendar day minus (2) the Daily Investor Fee on such calendar day. The Closing Indicative Value will never be less than zero. If the Intraday Indicative Value of the CSCB ETNs is equal to or less than zero at any time or the Closing Indicative Value is equal to zero on any Trading Day, the Closing Indicative Value on that day, and all future days, will be zero. The Closing Indicative Value for each Trading Day will be published on such Trading Day under the Bloomberg ticker symbol "CSCB.IV". The Closing Indicative Value is not the same as the closing price or any other trading price of the CSCB ETNs in the secondary market. The trading price of the CSCB ETNs at any time may vary significantly from their indicative value at such time. If the CSCB ETNs undergo a split or reverse split, the Closing Indicative Value of the CSCB ETNs will be adjusted accordingly. Such adjustment may adversely affect the trading price and liquidity of the CSCB ETNs. CSI is responsible for computing and disseminating the Closing Indicative Value.

The "Intraday Indicative Value" of the CSCB ETNs will be calculated and published every 15 seconds on each Trading Day during normal trading hours under the Bloomberg ticker symbol "CSCB.IV" so long as no Market Disruption Event has occurred or is continuing and will be disseminated over the consolidated tape, or other major market vendor. The Intraday Indicative Value at any time is based on the most recent intraday level of the Commodity Benchmark Index. If the Intraday Indicative Value of the CSCB ETNs is equal to or less than zero at any time or the Closing Indicative Value is equal to zero on any Trading Day, the Closing Indicative Value on that day, and all future days, will be zero.

The "Daily Commodity Benchmark Index Factor" on any Commodity Benchmark Index Business Day will equal (a) the Closing Level of the Commodity Benchmark Index on such Commodity Benchmark Index Business Day divided by (b) the Closing Level of the Commodity Benchmark Index on the immediately preceding Commodity Benchmark Index Business Day. The Daily Commodity Benchmark Index Factor is deemed to be one on any day that is not an Commodity Benchmark Index Business Day.

A "Business Day" is a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City or London, England generally are authorized or obligated by law, regulation or executive order to close.

A "Trading Day" is a day which is (i) an Commodity Benchmark Index Business Day, (ii) an ETN Business Day and (iii) an Commodity Benchmark Index Component Business Day for each of the Commodity Benchmark Index Components.

An "Commodity Benchmark Index Business Day" is a day on which the level of the Commodity Benchmark Index is calculated and published.

With respect to any Commodity Benchmark Index Component, an "Commodity Benchmark Index Component Business Day" is a day on which trading is generally conducted on any markets on which such Commodity Benchmark Index Component is traded.

An "ETN Business Day" is a day on which trading is generally conducted on the New York Stock Exchange, NYSE Arca and Nasdaq.

On any calendar day, the "Daily Investor Fee" will be equal to the product of (1)(a) the Closing Indicative Value on the immediately preceding calendar day times (b) the Daily Commodity Benchmark Index Factor on such calendar day times (2)(a) the Investor Fee divided by (b) 365. The "Investor Fee" will be equal to 0.65%.

The CSCB ETNs do not guarantee any return of principal. If the level of the Commodity Benchmark Index decreases or does not increase sufficiently to offset the Daily Investor Fee (and in the case of Early Redemption, the Early Redemption Charge, if applicable) over the term of the CSCB ETNs, you will receive less than the principal amount of your investment at maturity, upon early redemption or acceleration of the CSCB ETNs.

The "Closing Level" of the Commodity Benchmark Index on any Commodity Benchmark Index Business Day will be the closing level published on Bloomberg under the ticker symbol "CSIXTR " or any successor page on Bloomberg or any successor service, as applicable, as determined by the Calculation Agent; provided that in the event a Market Disruption Event exists on a Valuation Date, the Calculation Agent will determine the Closing Level of the Commodity Benchmark Index according to the methodology described below in "Specific Terms of the CSCB ETNs-Market Disruption Events."

Any payment you will be entitled to receive is subject to our ability to pay our obligations as they become due.

Payment Upon Early Redemption

Prior to maturity, you may, subject to certain restrictions described below, offer at least the applicable Minimum Redemption Amount or more of your CSCB ETNs to us for redemption on an Early Redemption Date during the term of the CSCB ETNs until June 2, 2033 (or, if the maturity of the CSCB ETNs is extended, five scheduled Trading Days prior to the scheduled Final Valuation Date, as extended). If you elect to offer your CSCB ETNs for redemption, and the requirements for acceptance by us are met, you will receive a cash payment per ETN on the Early Redemption Date equal to the Early Redemption Amount. Any payment you will be entitled to receive on the CSCB ETNs is subject to our ability to pay our obligations as they become due.

You may exercise your early redemption right by causing your broker or other person with whom you hold your CSCB ETNs to deliver a Redemption Notice (as defined herein) to Credit Suisse. If your Redemption Notice is delivered prior to 4:00 p.m., New York City time, on any Business Day, the immediately following Trading Day will be the applicable "Early Redemption Valuation Date". Otherwise, the second following Trading Day will be the applicable Early Redemption Valuation Date.

You must offer for redemption at least 50,000 CSCB ETNs, or an integral multiple of 50,000 CSCB ETNs in excess thereof, at one time in order to exercise your right to cause us to redeem your CSCB ETNs on any Early Redemption Date (the "Minimum Redemption Amount"); provided that we or CSI as the Calculation Agent may from time to time reduce, in whole or in part, the Minimum Redemption Amount. Any such reduction will be applied on a consistent basis for all holders of the CSCB ETNs at the time the reduction becomes effective. If the CSCB ETNs undergo a split or reverse split, the minimum number of CSCB ETNs needed to exercise your right to redeem will remain the same.

The "Early Redemption Date" is the third Business Day following an Early Redemption Valuation Date.

The "Early Redemption Charge" will equal up to 0.125% times the Closing Indicative Value on the Early Redemption Valuation Date.

The "Early Redemption Amount" is a cash payment per ETN equal to the greater of (A) zero and (B)(1) the Closing Indicative Value on the applicable Early Redemption Valuation Date minus (2) the Early Redemption Charge, if applicable, and will be calculated by the Calculation Agent.

Payment Upon Acceleration

We have the right to accelerate the CSCB ETNs, in whole or in part, on any Business Day occurring on or after the Inception Date (an "Optional Acceleration"). In addition, if an Acceleration Event (as defined herein) occurs at any time with respect to the CSCB ETNs, we will have the right to accelerate all or any portion of the outstanding CSCB ETNs (an "Event Acceleration"). Upon an acceleration of all of the outstanding CSCB ETNs, you will receive a cash payment per ETN in an amount (the "Accelerated Redemption Amount") equal to the arithmetic average of the Closing Indicative Values of such CSCB ETNs during the Accelerated Valuation Period. If fewer than all of the outstanding CSCB ETNs are accelerated, the Accelerated Redemption Amount will be the Closing Indicative Value on the Accelerated Valuation Date. If less than all the CSCB ETNs are to be redeemed pursuant to an Optional Acceleration or an Event Acceleration, the trustee shall select, pro rata, by lot or in such manner as it deems appropriate and fair, the CSCB ETNs to be redeemed pursuant to such acceleration. CSCB ETNs may be accelerated in part in multiples of 50,000 CSCB ETNs, or an integral multiple of 50,000 CSCB ETNs in excess thereof. We will provide at least five Business Days' notice of any CSCB ETNs to be accelerated and, in the case of any CSCB ETNs selected for partial redemption, the stated principal amount thereof to be redeemed. All provisions relating to the acceleration of the CSCB ETNs to be redeemed only in part, relate to the portion of the stated principal amount of CSCB ETNs which has been or is to be redeemed pursuant to these acceleration provisions.

Any payment you will be entitled to receive on the CSCB ETNs is subject to our ability to pay our obligations as they become due.

In the case of an Optional Acceleration of all outstanding CSCB ETNs, the "Accelerated Valuation Period" shall be a period of five consecutive Trading Days specified in our notice of Optional Acceleration, the first Trading Day of which shall be at least two Business Days after the date on which we give notice of such Optional Acceleration. In the case of an Event Acceleration of all outstanding CSCB ETNs, the "Accelerated Valuation Period" shall be a period of five consecutive Trading Days, the first Trading Day of which shall be the day on which we give notice of such Event Acceleration (or, if such day is not a Trading Day, the next following Trading Day). In the case of an acceleration of less than all outstanding CSCB ETNs, the "Accelerated Valuation Date" will be the first Trading Day following the date of our notice of acceleration. The Accelerated Redemption Amount will be payable on the third Business Day following the Accelerated Valuation Date or the third Business Day following the last Trading Day in the Accelerated Valuation Period, as the case may be (such date the "Acceleration Date"). We will give notice of any acceleration of the CSCB ETNs through customary channels used to deliver notices to holders of exchange traded notes.

Any CSCB ETNs previously redeemed by us at your or our option or accelerated following an Acceleration Event will be cancelled on the Early Redemption Date or the Acceleration Date, as applicable. Consequently, as of such Early Redemption Date or the Acceleration Date, as applicable, the redeemed CSCB ETNs will no longer be considered outstanding.

Any payment you will be entitled to receive is subject to our ability to pay our obligations as they become due.

back to top

What will be the Intraday Indicative Value of the CSCB ETNs?

The "Intraday Indicative Value" of the CSCB ETNs will be calculated and published every 15 seconds on each Trading Day during normal business hours under the Bloomberg ticker symbol "CSCB.IV" so long as no Market Disruption Event has occurred or is continuing and will be disseminated over the consolidated tape, or other major market data vendor. The Intraday Indicative Value of the CSCB ETNs at any time is based on the most recent intraday level of the Commodity Benchmark Index. At any time at which a Market Disruption Event has occurred and is continuing, there shall be no Intraday Indicative Value. If the Intraday Indicative Value of the CSCB ETNs is equal to or less than zero at any time or the Closing Indicative Value is equal to zero on any Trading Day, the Closing Indicative Value of the CSCB ETNs on that day, and all future days, will be zero. The Calculation Agent or its affiliate is responsible for computing and disseminating the Intraday Indicative Value.

Neither the Intraday Indicative Value nor the Closing Indicative Value of the CSCB ETNs is necessarily the same as the trading price of the

CSCB ETNs in the secondary market at such time. The trading price of the CSCB ETNs at any time is the price at which you may be able to sell your CSCB ETNs in the secondary market at such time, if one exists. The trading price of the CSCB ETNs at any time may vary significantly from the Intraday Indicative Value and the Closing Indicative Value of the CSCB ETNs at such time. Paying a premium purchase price over the Indicative Value of the CSCB ETNs could lead to significant losses in the event the investor sells the CSCB ETNs at a time when such premium is no longer present in the market place or the CSCB ETNs are accelerated (including at our option). We may, without providing you notice or obtaining your consent, create and issue CSCB ETNs in addition to those offered by the applicable pricing supplement having the same terms and conditions as the CSCB ETNs. However, we are under no obligation to sell additional CSCB ETNs at any time, and we may suspend issuance of new CSCB ETNs at any time without providing you notice or obtaining your consent. If we stop selling additional CSCB ETNs, the price and liquidity of the CSCB ETNs could be materially and adversely affected, including an increase in the premium purchase price of the CSCB ETNs over the Intraday Indicative Value of the CSCB ETNs. Before trading in the secondary market, you should compare the Closing Indicative Value and Intraday Indicative Value with the then-prevailing trading price of the CSCB ETNs.

back to top

How do you sell your CSCB ETNs?

We intend to list the CSCB ETNs on NYSE Arca under the ticker symbol "CSCB". If an active secondary market in the CSCB ETNs develops, we expect that investors will purchase and sell the CSCB ETNs primarily in this secondary market through the exchange on which such CSCB ETNs are listed. We have no obligation to maintain any listing on any exchange.

The trading price of the CSCB ETNs at any time is the price at which you may be able to sell your CSCB ETNs in the secondary market at that time. The trading price of the CSCB ETNs at any time may vary significantly from the indicative values of the CSCB ETNs at such time. Paying a premium purchase price over the indicative value of the CSCB ETNs could lead to significant losses in the event you sell your CSCB ETNs at a time when such premium is no longer present in the market place or your CSCB ETNs are repurchased by us (including pursuant to an acceleration at our option), in which case you will be entitled to receive a cash payment based on the Closing Indicative Value on the relevant Valuation Date(s).

back to top

How do you offer your CSCB ETNs for redemption by Credit Suisse?

If you wish to offer your CSCB ETNs to Credit Suisse for redemption, your broker must follow the following procedures:

Deliver a notice of redemption, in substantially the form as Annex A (the "Redemption Notice"), to Credit Suisse via email or other electronic delivery as requested by Credit Suisse. If your Redemption Notice is delivered prior to 4:00 p.m., New York City time, on any Business Day, the immediately following Trading Day will be the applicable "Early Redemption Valuation Date". Otherwise, the second following Trading Day will be the applicable Early Redemption Valuation Date. If Credit Suisse receives your Redemption Notice no later than 4:00 p.m., New York City time, on any Business Day, Credit Suisse will respond by sending your broker an acknowledgment of the Redemption Notice accepting your redemption request by 7:30 p.m., New York City time, on the Business Day prior to the applicable Early Redemption Valuation Date. Credit Suisse or its affiliate must acknowledge to your broker acceptance of the Redemption Notice in order for your redemption request to be effective;

Cause your DTC custodian to book a delivery versus payment trade with respect to the CSCB ETNs on the applicable Early Redemption Valuation Date at a price equal to the applicable Early Redemption Amount, facing us; and

Cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. New York City time, on the applicable Early Redemption Date (the third Business Day following the Early Redemption Valuation Date).

You are responsible for (i) instructing or otherwise causing your broker to provide the Redemption Notice and (ii) your broker satisfying the additional requirements as set forth in the second and third bullets above in order for the redemption to be effected. Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the CSCB ETNs in respect of such deadlines. If Credit Suisse does not (i) receive the Redemption Notice from your broker by 4:00 p.m. and (ii) deliver an acknowledgment of such Redemption Notice to your broker accepting your redemption request by 7:30 p.m., on the Business Day prior to the applicable Early Redemption Valuation Date, such notice will not be effective for such Business Day and Credit Suisse will treat such Redemption Notice as if it was received on the next Business Day. Any redemption instructions for which Credit Suisse receives a valid confirmation in accordance with the procedures described above will be irrevocable.

back to top

What are some of the risks of the CSCB ETNs?

An investment in the CSCB ETNs involves significant risks. Investing in the CSCB ETNs is not equivalent to investing directly in the Commodity Benchmark Index or the Commodity Benchmark Index Components. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in "Risk Factors" in the applicable pricing supplement.

Uncertain Principal Repayment - The CSCB ETNs are designed for investors who seek long exposure to the Commodity Benchmark Index. The CSCB ETNs do not guarantee any return of principal. For each ETN, investors will receive a cash payment at maturity, upon early redemption or acceleration that will be linked to the performance of the Commodity Benchmark Index times a Daily Commodity Benchmark Index Factor and less a Daily Investor Fee. If the Commodity Benchmark Index declines, investors should be willing to lose up to 100% of their investment. Any payment on the CSCB ETNs is subject to our ability to pay our obligations as they become due.

Credit Risk of the Issuer - Any payments you are entitled to receive on your CSCB ETNs are subject to the ability of Credit Suisse to pay its obligations as they become due.

Concentration Risk - The CSCB ETNs reflect a long position in the Commodity Benchmark Index, which comprises futures contracts on physical commodities (each, an "Commodity Benchmark Index Component"), and thus your investment reflects a concentrated exposure to a single asset class and, therefore, could experience greater volatility than a more diversified investment and is exposed to significant market risks.

Commodity prices are characterized by high and unpredictable volatility, which could lead to high and unpredictable volatility in the Commodity Benchmark Index - Market prices of the commodity futures contracts comprising the Commodity Benchmark Index tend to be highly volatile. Commodity market prices are not related to the value of a future income or earnings stream, as tends to be the case with fixed-income and equity investments, but are subject to rapid fluctuations based on numerous factors, including changes in supply and demand relationships, governmental programs and policies, national and international monetary, trade, political and economic events, changes in interest and exchange rates, speculation and trading activities in commodities and related contracts, weather, and agricultural, trade, fiscal and exchange control policies. Many commodities are also highly cyclical. These factors may have a larger impact on commodity prices and commodity-linked instruments than on traditional fixed-income and equity securities. These variables may create additional investment risks that cause the value of the CSCB ETNs to be more volatile than the values of traditional securities. These and other factors may affect the level of the Commodity Benchmark Index, and thus the value of your CSCB ETNs, in unpredictable or unanticipated ways. The high volatility and cyclical nature of commodity markets may render such an investment inappropriate as the focus of an investment portfolio.

The Commodity Benchmark Index tracks prices of futures contracts with expiration dates approximately one to three months in the future - A futures contract for a commodity typically specifies an expiration date, which is the date on which the contract will cease to trade, and a delivery date, which is the date on which the underlying physical commodity referenced by the futures contract is delivered. A "front-month futures contract" refers mto the futures contract that has the nearest expiration date. The Commodity Benchmark Index

selects and rolls the underlying commodities futures contracts according to a rules-based strategy as further described in "The Commodity Benchmark Index" below. As a result, the Commodity Benchmark Index provides exposure to futures contracts with varying maturities, and the performance of the Commodity Benchmark Index will differ from indices that track only front-month futures contracts.

The Commodity Benchmark Index does not provide exposure to spot prices of commodities - The CSCB ETNs will reflect the return on the Commodity Benchmark Index, which provides notional exposure to futures contracts and not physical commodities or their spot prices. Price movements in futures contracts on commodities may not correlate with changes in the spot prices of commodities. A commodity futures contract is an agreement to buy a set amount of an underlying physical commodity at a predetermined price during a stated delivery period. A futures contract reflects the expected value of the underlying physical commodity upon delivery in the future. A commodity's "spot" price reflects the immediate delivery value of the commodity. A variety of factors can lead to a disparity between the price of a futures contract in a commodity and the spot price of that commodity, including storage costs, transportation costs, interest rates and expectations concerning supply and demand for the commodity. The Commodity Benchmark Index provides exposure to the settlement prices of futures contracts and not the spot prices of the commodities underlying the Commodity Benchmark Index. Consequently, an investment in the CSCB ETNs is not the same as an investment in the spot prices of the commodities underlying the Commodity Benchmark Index or buying and holding such commodities. While price movements in commodities futures contracts may correlate with changes in the spot prices for such commodities, the correlation will not be perfect and price movements of the futures contracts underlying the Commodity Benchmark Index may diverge from price movements of the underlying commodities. Accordingly, increases in the spot prices of commodities may not result in increases in the prices of the futures contracts underlying the Commodity Benchmark Index or an increase in the value of the CSCB ETNs. The level of the Commodity Benchmark Index may decrease while the spot prices for the relevant commodities increase.

You will not have any rights in any physical commodities, or any rights in the commodity futures contracts included in the Commodity Benchmark Index - As an owner of the CSCB ETNs, you will not have rights that holders of the commodity futures contracts included in the Commodity Benchmark Index may have. Investment in the CSCB ETNs is not a pass-through investment in futures contracts. Your CSCB ETNs will be paid in cash, and you will have no right to receive delivery of any components of the Commodity Benchmark Index. You will have no right to receive any payment or delivery of amounts in respect of the futures contracts included in the Commodity Benchmark Index.

No interest payments - You will not receive any periodic interest payments on the CSCB ETNs.

A Trading Market for the CSCB ETNs May Not Develop - Although we intend to list the CSCB ETNs on NYSE Arca, a trading market for your CSCB ETNs may not develop. If an active secondary market in the CSCB ETNs develops, we expect that investors will purchase and sell the CSCB ETNs primarily in this secondary market through the exchange on which such CSCB ETNs are listed. We have no obligation to maintain any listing on any exchange.

The Intraday Indicative Value and the Closing Indicative Value are not the same as the closing price or any other trading price of the CSCB ETNs in the secondary market - The Intraday Indicative Value and the Closing Indicative Value of the CSCB ETNs are not the same as the closing price or any other trading price of the CSCB ETNs in the secondary market. The Closing Indicative Value will be published on each Trading Day under the Bloomberg ticker symbol "CSCB.IV". The Intraday Indicative Value of the CSCB ETNs will be calculated and published every 15 seconds on each Trading Day during normal trading hours under the Bloomberg ticker symbol "CSCB.IV" so long as no Market Disruption Event has occurred or is continuing and will be disseminated over the consolidated tape, or other major market vendor and is based on the most recent intraday level of the Commodity Benchmark Index. The trading price of the CSCB ETNs at any time is the price at which you may be able to sell your CSCB ETNs in the secondary market at such time, if one exists. The trading price of the CSCB ETNs at any time may vary significantly from the Intraday Indicative Value of such CSCB ETNs at such time.

Paying a premium purchase price over the Intraday Indicative Value of the CSCB ETNs could lead to significant losses in the event one sells such CSCB ETNs at a time when such premium is no longer present in the market place or such CSCB ETNs are accelerated (including at our option) - Paying a premium purchase price over the Intraday Indicative Value of the CSCB ETNs could lead to significant losses in the event one sells such CSCB ETNs at a time when such premium is no longer present in the market place or such CSCB ETNs are accelerated (including at our option) in which case investors will receive a cash payment in an amount based on the Closing Indicative Value of the CSCB ETNs. We may, without providing you notice or obtaining your consent, create and issue CSCB ETNs in addition to those offered by the applicable pricing supplement having the same terms and conditions as the CSCB ETNs. However, we are under no obligation to sell additional CSCB ETNs at any time, and we may suspend issuance of new CSCB ETNs at any time without providing you notice or obtaining your consent. If we stop selling additional CSCB ETNs, the price and liquidity of the CSCB ETNs could be materially and adversely affected, including an increase in the premium purchase price of the CSCB ETNs over the Intraday Indicative Value of the CSCB ETNs. Before trading in the secondary market, you should compare the Closing Indicative Value and Intraday Indicative Value with the then-prevailing trading price of the CSCB ETNs.

Potential conflicts - We and our affiliates play a variety of roles in connection with the issuance of the CSCB ETNs, including acting as Calculation Agent and Commodity Benchmark Index Sponsor and hedging our obligations under the CSCB ETNs. In performing these roles, the economic interests of the Calculation Agent, Commodity Benchmark Index Sponsor, and other affiliates of ours are potentially adverse to your interests as an investor in the CSCB ETNs.

Many economic and market factors will affect the value of the CSCB ETNs - In addition to the level of the Commodity Benchmark Index on any day, the value of the CSCB ETNs will be affected by a number of economic and market factors that may either offset or magnify each other, including:

the level of the Commodity Benchmark Index at any time,

the expected volatility of the Commodity Benchmark Index,

the volatility of any options or futures contracts relating to the Commodity Benchmark Index or the Commodity Benchmark Index Components,

the liquidity of any options or futures contracts relating to the Commodity Benchmark Index or the Commodity Benchmark Index Components,

economic, financial, regulatory, political, judicial, military and other events that affect commodities markets generally, the Commodity Benchmark Index or the Commodity Benchmark Index Components,

supply and demand for the CSCB ETNs in the secondary market, including but not limited to, inventory positions with any market maker or other person or entity who is trading the CSCB ETNs (supply and demand for the CSCB ETNs will be affected by the total issuance of CSCB ETNs, and we are under no obligation to issue additional CSCB ETNs to increase the supply),

global supply and demand for the physical commodities included in the Commodity Benchmark Index, which is influenced by such factors as forward selling by producers, purchases made by producers to unwind hedge positions, other purchases and sales and production and cost levels in commodities producing countries,

interest and yield rates and rate spreads in the markets,

the time remaining until your CSCB ETNs mature, and

the actual or perceived creditworthiness of Credit Suisse.

Requirements on redemption by Credit Suisse - You must offer at least the applicable Minimum Redemption Amount of your CSCB ETNs to Credit Suisse and satisfy the other requirements described herein for your offer for redemption to be considered.

Your offer for redemption is irrevocable - You will not be able to rescind your offer for redemption after it is received by Credit Suisse, so you will be exposed to market risk in the event market conditions change after Credit Suisse receives your offer.

The CSCB ETNs may be accelerated at our option, in whole or in part, at any time - Credit Suisse may accelerate your CSCB ETNs in whole or in part at any time on or after the Inception Date, and upon any such acceleration you may receive less than, and possibly may lose all of, your original investment in the CSCB ETNs.

The Maturity Date of the CSCB ETNs may be extended at our option - The scheduled Maturity Date is initially June 15, 2033. We may at our option extend the maturity of the CSCB ETNs for up to two additional five-year periods.

Uncertain tax treatment - No ruling is being requested from the Internal Revenue Service ("IRS") with respect to the tax consequences of the CSCB ETNs. There is no direct authority dealing with securities such as the CSCB ETNs, and there can be no assurance that the IRS will accept, or that a court will uphold, the tax treatment described in the applicable pricing supplement. In addition, you should note that the IRS and the U.S. Treasury Department have announced a review of the tax treatment of prepaid financial contracts. Accordingly, no assurance can be given that future tax legislation, regulations or other guidance may not change the tax treatment of the CSCB ETNs. Potential investors should consult their tax advisors regarding the United States federal income tax consequences of an investment in the CSCB ETNs, including possible alternative treatments.

^back to top

Is this the right investment for you?

The CSCB ETNs may be a suitable investment for you if you understand and acknowledge each of the following:

You seek an investment with a return linked to the performance of the Commodity Benchmark Index.

You understand the investment strategy underlying the Commodity Benchmark Index and seek exposure to commodities futures contracts selected according to the Commodity Benchmark Index methodology.

You are willing to accept the risk of fluctuations in the price of commodity futures contracts in general and in the level of the Commodity Benchmark Index in particular.

You understand that the trading price of the CSCB ETNs at any time may vary significantly from the Intraday Indicative Value and the Closing Indicative Value of the CSCB ETNs at such time and that paying a premium purchase price over the Indicative Value of the CSCB ETNs could lead to significant losses in the event you sell the CSCB ETNs at a time when such premium is no longer present in the market place or the CSCB ETNs are accelerated (including at our option).

You are willing to actively and frequently monitor your investment in the CSCB ETNs.

You have sufficient knowledge and experience to evaluate how the CSCB ETNs may perform under different conditions and the merits and risks of an investment in the CSCB ETNs.

You understand that the prices of commodity futures contracts tracked by the Commodity Benchmark Index may not correlate with spot or front-month futures prices of the underlying commodities and you appreciate that an investment in the CSCB ETNs is not the same as an investment in commodity spot or front-month futures prices or buying or holding commodities.

You understand the terms of the investment in the CSCB ETNs and are familiar with the behavior of the Commodity Benchmark Index and commodities and financial markets generally.

You accept the risk that Credit Suisse may accelerate all or a portion of your CSCB ETNs at any time.

You believe the level of the Commodity Benchmark Index will increase by an amount sufficient to offset the Daily Investor Fee (and in the case of Early Redemption, the Early Redemption Charge, if applicable) over your intended holding period of the CSCB ETNs and to provide you with a satisfactory return on your investment during the time you hold the CSCB ETNs.

You do not seek current income from this investment.

You do not seek a guaranteed return of principal and understand that if the Commodity Benchmark Index declines, you may lose up to 100% of your investment.

You have sufficient financial resources and liquidity to bear the risks of an investment in the CSCB ETNs, including the risk of loss of such investment.

You understand that the Daily Investor Fee and the Early Redemption Charge, if applicable, will reduce your return (or increase your loss, as applicable) on your investment.

You are willing to make an investment in the CSCB ETNs, the payments on which depend on the creditworthiness of Credit Suisse, as issuer of the CSCB ETNs.

The CSCB ETNs may not be a suitable investment for you if:

You do not seek an investment with a return linked to the performance of the Commodity Benchmark Index.

You do not understand the investment strategy underlying the Commodity Benchmark Index or are not willing to be exposed to commodities futures contracts selected according to the rules of the Commodity Benchmark Index.

You are not willing to be exposed to fluctuations in the price of commodity futures contracts in general and in the level of the Commodity Benchmark Index in particular.

You are not willing to be exposed to the trading price of the CSCB ETNs which, at any time, may vary significantly from the Intraday Indicative Value and the Closing Indicative Value.

You are not willing to actively and frequently monitor your investment in the CSCB ETNs.

You do not have sufficient knowledge and experience to evaluate how the CSCB ETNs may perform under different conditions or the merits and risks of an investment in the CSCB ETNs.

You prefer an investment in commodity spot or front-month futures prices or buying or holding commodities directly rather than exposure to the prices of commodity futures contracts tracked by the Commodity Benchmark Index.

You do not understand the terms of the investment in the CSCB ETNs or are not familiar with the behavior of the Commodity Benchmark Index or financial markets generally.

You are not willing to accept the risk that Credit Suisse may accelerate all or a portion of your CSCB ETNs at any time.

You believe the level of the Commodity Benchmark Index will decrease or will not increase by an amount sufficient to offset the Daily Investor Fee (and in the case of Early Redemption, the Early Redemption Charge, if applicable) over your intended holding period of the CSCB ETNs.

You seek current income from your investment.

You seek a guaranteed return of principal.

You do not have sufficient financial resources and liquidity to bear the risks of an investment in the CSCB ETNs, including the risk of loss of such investment, and prefer the lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings.

You do not want to pay the Daily Investor Fee and the Early Redemption Charge, if applicable, which are charged on the CSCB ETNs and will reduce your return (or increase your loss, as applicable) on your investment.

You are not willing to be exposed to the credit risk of Credit Suisse, as issuer of the CSCB ETNs.

Investors considering purchasing CSCB ETNs should reach an investment decision only after carefully considering, with their advisers, the suitability of the CSCB ETNs in light of their particular circumstances.

back to top

Does an investment in the CSCB ETNs entitle you to any ownership interests in any physical commodities, or any rights in the commodity futures contracts included in the Commodity Benchmark Index?

No. An investment in the CSCB ETNs does not entitle you to any ownership interest or rights in the Commodity Benchmark Index Components comprising the Commodity Benchmark Index. You will not have any interests or rights in any physical commodities (directly or indirectly), or any rights in the commodity futures contracts included in the Commodity Benchmark Index. Your CSCB ETNs will be paid in cash, and you will have no right to receive any payment or delivery of amounts in respect of the futures contracts included in the Commodity Benchmark Index.

back to top

Will the CSCB ETNs be distributed by our affiliates?

Our affiliate, Credit Suisse Securities (USA) LLC ("CSSU"), a member of the Financial Industry Regulatory Authority ("FINRA") will participate in the initial distribution of the CSCB ETNs on the Initial Settlement Date and will likely participate in any future distribution of the CSCB ETNs. CSSU is expected to charge normal commissions for the purchase of any CSCB ETNs and may also receive all or a portion of the Investor Fee. Any offering in which CSSU participates will be conducted in compliance with the requirements set forth in Rule 5121 of the Conduct Rules of FINRA regarding a FINRA member firm's distribution of the securities of an affiliate and related conflicts of interest. In accordance with Rule 5121 of the Conduct Rules of FINRA, CSSU may not make sales in offerings of the CSCB ETNs to any of its discretionary accounts without the prior written approval of the customer.

back to top

What is the United States federal income tax treatment of an investment in the CSCB ETNs?

Please refer to "Material United States Federal Income Tax Considerations" in the applicable pricing supplement for a discussion of material United States federal income tax considerations for making an investment in the CSCB ETNs.

back to top

What is the role of our affiliates?

Our affiliate, CSSU, is the underwriter for the offering and sale of the CSCB ETNs. After the initial offering, CSSU and/or other of our affiliated dealers currently intend, but are not obligated, to buy and sell the CSCB ETNs to create a secondary market for holders of the CSCB ETNs, and may engage in other activities described in the section "Supplemental Plan of Distribution (Conflicts of Interest)" in the applicable pricing supplement, the accompanying prospectus supplement and prospectus. However, neither CSSU nor any of these affiliates will be obligated to engage in any market-making activities, or continue those activities once it has started them.

Our affiliate, CSI, will act as the Calculation Agent for the CSCB ETNs. As the Calculation Agent, CSI will make determinations with respect to the CSCB ETNs. The determinations may be adverse to you. You should refer to "Risk Factors-We or our affiliates may have economic interests adverse to those of the holders of the CSCB ETNs" in the applicable pricing supplement.

back to top

Can you tell me more about the effect of Credit Suisse's hedging activity?

We expect to hedge our obligations under the CSCB ETNs through one or more of our affiliates. This hedging activity will likely involve purchases or sales of futures contracts included in the Commodity Benchmark Index, listed or over-the-counter options, futures contracts, swaps or other derivative instruments relating to the Commodity Benchmark Index or the futures contracts included in the Commodity Benchmark Index. We or our affiliates will maintain, adjust or unwind our hedge by, among other things, purchasing or selling any of the foregoing, at any time and from time to time, including on or before any Valuation Date. We, our affiliates or third parties with whom we transact may also enter into, maintain, adjust and unwind hedging transactions relating to other securities whose returns are linked to the Commodity Benchmark Index or the Commodity Benchmark Index Components. Any of these hedging activities could affect the value of the futures contracts included in the Commodity Benchmark Index, and accordingly the value of your CSCB ETNs and the amount we will pay on the CSCB ETNs determined on the Final Valuation Date, or, in the case of early redemption or acceleration of the CSCB ETNs, the relevant Valuation Date. Moreover, this hedging activity may result in our or our affiliates or third parties receipt of a profit, even if the market value of the CSCB ETNs declines. You should refer to "Risk Factors-Trading and other transactions by us, our affiliates or third parties with whom we transact in securities or financial instruments relating to the Commodity Benchmark Index may impair the value of your CSCB ETNs" and "Risk Factors-We or our affiliates may have economic interests adverse to those of the holders of the CSCB ETNs" and "Supplemental Use of Proceeds and Hedging" in the applicable pricing supplement.

back to top

Does ERISA impose any limitations on purchases of the CSCB ETNs?

Employee benefit plans subject to ERISA (as defined below), entities the assets of which are deemed to constitute the assets of such plans, governmental or other plans subject to laws substantially similar to ERISA and retirement accounts (including Keogh, SEP and SIMPLE plans, individual retirement accounts and individual retirement annuities) are permitted to purchase the CSCB ETNs as long as either (A)(1) no CSSU affiliate or employee is a fiduciary to such plan or retirement account that has or exercises any discretionary authority or control with respect to the assets of such plan or retirement account used to purchase the CSCB ETNs or renders investment advice with respect to those assets, and (2) in connection with the purchase of the CSCB ETNs, such plan or retirement account is paying no more, and receiving no less, than adequate consideration (within the meaning of Section 408(b)(17) of ERISA or Section 4975(f)(10) of the Code (as defined below)) or (B) its acquisition and holding of the CSCB ETNs is not prohibited by any such provisions or laws or is exempt from any such prohibition. However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the CSCB ETNs if the account, plan or annuity is for the benefit of an employee of CSSU or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of CSCB ETNs by the account, plan or annuity. Please refer to the section "Benefit Plan Investor Considerations" in the applicable pricing supplement for further information.